UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 6, 2011
Date of Report (Date of earliest event reported)
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	001-14471 (Commission File Number)	52-1574808 (IRS Employer Identification Number)
7720 North Dobson Road
Scottsdale, Arizona 85256
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURES

Item 8.01	Other Events.
     On June 6, 2011, Medicis Pharmaceutical Corporation (the “Company”), certain of its current officers and directors who are named in the actions, and the Company’s outside auditors entered into Memoranda of Understanding (the “MOUs”) with the plaintiffs’ representatives to memorialize an agreement in principle to settle the consolidated stockholder class action litigation pending in U.S. District Court for the District of Arizona (the “Class Action Litigation”), as well as both stockholder derivative lawsuits pending in Superior Court of the State of Arizona (the “Derivative Lawsuits”). The Class Action Litigation and the Derivative Lawsuits are more fully described in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011. Under the terms of these settlement agreements, which remain subject to approval by the applicable courts among other customary conditions, the Company’s portion of the Class Action Litigation settlement will be paid entirely by insurance. The Company’s outside auditors also will contribute to this settlement. The Derivative Lawsuits settlement, the only financial component of which involves payment of plaintiffs’ attorneys’ fees, also will be paid entirely by insurance. The Company itself is not required to make any payments to fund the settlements of the Class Action Litigation or the Derivative Lawsuits. The settlement of the Derivative Lawsuits reflects certain control and other enhancements undertaken by the Company in connection with and subsequent to the restatement of its consolidated financial statements in 2008. The settlement agreements contain no admission of liability by the Company or the named individuals in the respective actions, the allegations of which are expressly denied in the MOUs.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2011	By:	/s/ Seth L. Rodner
Seth L. Rodner
Senior Vice President, General Counsel and Corporate Secretary